ADDENDUM NO. 3 to LOAN AGREEMENT dated 19th December, 2008

made between

NORDDEUTSCHE LANDESBANK GIROZENTRALE

as Lender, Mandated Lead Arranger and Agent

THE twelve LIMITED PARTNERSHIPS

AS MORE CLOSELY DESCRIBED HEREIN

as jointly and severally liable Borrowers

12 A.H.T.S. Vessels

built by Fincantieri Cantieri Navali S.p.A.

THIS ADDENDUM NO. 3 IS MADE THIS 26th DAY OF January, 2012 between

(1)	NORDDEUTSCHE LANDESBANK GIROZENTRALE, a banking institution organized and existing under the laws of Germany having its registered offices at Friedrichswall 10, 30159 Hannover, Germany (sometimes "NORD/LB" or the "Mandated Lead Arranger" or the "Agent", as the case may be), and

(2)	The Lenders set forth in Schedule 1 attached hereto (the “Lenders”)

and

(3)	ATL OFFSHORE GMBH & CO. MS "JUIST" KG,

(4)	ATL OFFSHORE GMBH & CO. MS "NORDERNEY" KG,

(5)	ATL OFFSHORE GMBH & CO. "ISLE OF BALTRUM" KG,

(6)	ATL OFFSHORE GMBH & CO. "ISLE OF LANGEOOG" KG,

(7)	ATL OFFSHORE GMBH & CO. "ISLE OF AMRUM" KG,

(8)	ATL OFFSHORE GMBH & CO. "ISLE OF SYLT" KG,

(9)	ATL OFFSHORE GMBH & CO. "ISLE OF WANGEROOGE" KG,

(10)	ATL OFFSHORE GMBH & CO. "ISLE OF NEUWERK" KG,

(11)	ATL OFFSHORE GMBH & CO. "ISLE OF USEDOM" KG,

(12)	ATL OFFSHORE GMBH & CO. "ISLE OF FEHMARN" KG,

(13)	ATL OFFSHORE GMBH & CO. "ISLE OF MEMMERT" KG,

(14)	ATL OFFSHORE GMBH & CO. "ISLE OF MELLUM" KG

each of them a limited partnership incorporated and existing under the laws of Germany having its registered office at Neue Str. 24, 26789 Leer, Germany (collectively the "Borrowers", and each one of them a "Borrower"), as jointly and severally liable borrowers on the other part.

WHEREAS pursuant to the terms and conditions of a loan agreement dated 19th December, 2008 (as amended by an addendum no. 1 dated 17th September, 2010 – the “Addendum No. 1” - and by an addendum no. 2 dated 24th January, 2011 and as from time to time further amended, supplemented and/or varied the "Loan Agreement"), made between the Lenders as lenders and the Borrowers as jointly and severally liable borrowers, the Lenders have agreed to grant to the Borrowers loans in the aggregate maximum amount of Euros four hundred twenty million five hundred seventy thousand (EUR 420,570,000.00) (the "Loan") (i) for the part-financing of the construction price of twelve A.H.T.S Vessels built or to be built by FINCANTIERI CANTIERI NAVALI ITALIANI S.P.A. of Genoa, Italy (the “Builder”), (ii) for the issuing of certain payment guarantees to the Builder and (iii) to enable the Borrowers to postpone the repayment of part of the Loan.

WHEREAS pursuant to a loan agreement dated 6th December, 2010 (the “WC Agreement”) made between the Agent as lender and the Borrowers as borrowers, the Agent has agreed to grant the Borrowers a loan in the amount of up to Euros ten million (EUR 10,000,000.00) (the “WC Facility”) to strengthen the Borrowers’ working capital.

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WHEREAS due to a liquidity shortage caused by, inter alia, irregular or missing charter income, the Borrowers have requested the Lenders to defer certain repayment instalments under the Loan Agreement and subject to the terms and conditions of this Addendum No. 3 the Lenders are willing to agree to certain amendments of the Loan Agreement.

NOW THEREFORE in consideration of the premises herein contained and other good and valid considerations herein recited, the parties hereto agree as follows:

1.	DEFINITIONS

1.1.	Expressions defined in the Loan Agreement shall have the same meaning when used in this Addendum No. 3, unless defined otherwise herein or unless the context does not permit so.

1.2.	Any term as defined in this Addendum No. 3 shall apply to the Loan Agreement unless the context does not permit so.

1.3.	Where the context of this Addendum No. 3 allows so, words importing the singular include the plural and vice versa. Clause headings in this Addendum No. 3 are for ease of reference only and shall not affect the construction thereof.

1.4.	Unless the context does not allow so, references to "Clauses" are to clauses of this Addendum No. 3. References to any contract or other instrument or document include any amendment or supplement thereto.

2.	AMENDMENTS TO THE LOAN AGREEMENT

With effect from the date hereof, the Loan Agreement shall be amended as follows:

2.1.	Deferral, Credit Facility

2.1.1.	The Lenders agree to defer six (6) consecutive Repayment Instalments per Borrower beginning with the next Repayment Instalment falling due on or after 10th March, 2011, as the case may be, aggregating to a total amount up to Euro fifty million six hundred ninety five thousand five hundred sixty two point five two (EUR 50,695,562.52) (the "Deferred Instalments") in case the Relevant Borrower has - except for the Deferred Instalments which have been deferred between 10th March, 2011 and the Effective Date 2 (as defined in Clause 3.2 hereof)- (i) at least ten (10) days prior to the relevant Repayment Date evidenced the economic necessity for such deferral by providing up-to-date cash flow statements and cash and liquidity budgets on a consolidated basis to the satisfaction of the Lenders and SACE and (ii) stated in writing that it will make use of the deferral option and (iii) agreed in writing to the Fixed Funding Costs For Deferred Instalments (as defined hereinafter) in accordance with Clause 2.3.2 hereof.

2.1.2.	With respect to each Borrower and to the extent applicable, the Deferred Instalments are due and payable as follows:

(i)	the first (1st) and second (2nd) Deferred Instalment together with the relevant Repayment Instalment being due in the fourth (4th) quarter of 2014,

(ii)	the third (3rd) Deferred Instalment together with the relevant Repayment Instalment being due in the second (2nd) quarter of 2015,
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(iii)	the fourth (4th) Deferred Instalment together with the relevant Repayment Instalment being due in the fourth (4th) quarter of 2015,

(iv)	the fifth (5th) Deferred Instalment on together with the relevant Repayment Instalment being due in the second (2nd) quarter of 2016, and

(v)	the sixth (6th) Deferred Instalment together with the relevant Repayment Instalment being due in the fourth (4th) quarter of 2016.

2.1.3.	Until the Deferred Instalments have been repaid in full, all Tranches CF drawn after the Effective Date 2 shall be used to repay the Deferred Instalments immediately upon their drawdown.

2.1.4.	In alteration of Clauses 3.4 of the Loan Agreement the relevant Tranche CF corresponding to any Deferred Instalment may not be drawn.

2.2.	Excess Cash

The Borrowers have to use any excess cash (the "Excess Cash") for the prepayment of the Deferred Instalments as further stipulated in Clause 2.4.2 hereof.

2.2.1.	Excess Cash means the consolidated cash of the Borrowers on the relevant Calculation Date (as defined in Clause 2.2.2 hereof) resulting from the operation of the Vessels, less (i) the Vessels' operating expenses (the costs of the running and operation of the Relevant Vessel, such as costs relating to operating, manning, consumables, insurances, drydocking, management fees, etc., to be referred to as "OPEX"), (ii) Interest Payment and Repayment Instalments due and payable under the Loan Agreement, (iii) interest due and payable under the WC Agreement and (iv) a liquidity reserve in an amount of Euro fourteen million (EUR 14,000,000.00) (the "Liquidity Reserve"), such Liquidity Reserve to be assessed without taking into account the Deposit (as defined in Clause 2.6.1.1 hereof).

2.2.2.	The Excess Cash is to be calculated quarterly on a consolidated basis of the Borrowers' cash flow statements and cash and liquidity budgets not later than fifteen (15) calendar days after the end of a financial quarter (the "Calculation Date").

2.2.3.	The Borrowers shall provide the Agent with (i) a written detailed calculation of the Excess Cash and the determining factors together with (ii) the financial information referred to in Clause 2.2.2 hereof and (iii) half-yearly the balance sheets and the profit and loss statements of the Borrowers on a consolidated basis.

2.2.4.	The Borrowers are entitled to reduce the amount of the Excess Cash accordingly to maintain the Liquidity Reserve in the financial quarter following the Calculation Date in case the Borrowers give written evidence satisfactory to the Agent that in the financial quarter following the Calculation Date the Liquidity Reserve would be less than Euro fourteen million (EUR 14,000,000.00) after the Excess Cash has been applied for the mandatory prepayments in accordance with Clause 2.4.2 hereof.

2.2.5.	The Excess Cash is to be paid to a joint account held in the name of the Borrowers with the Agent (the "Excess Cash Account") within three (3) Banking Days after determination of the Excess Cash.

2.2.6.	The Borrowers shall pledge the Excess Cash Account in favour of the Lenders substantially in the form of New Exhibit 1 attached hereto.
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2.3.	Interest

2.3.1.	With effect from the Effective Date 1 (as defined in Clause 3.1 hereof), Margin 1 shall be increased to one point six six five (1.665) percent per annum.

2.3.2.	With effect from the Effective Date 2, the Borrowers shall pay to the Lenders with regard to the Deferred Instalments interest at the interest rate being the aggregate of (i) EURIBOR and (ii) a margin of two point five (2.5) percent per annum (the "Deferral Margin") and (iii) the fixed funding costs for the Deferred Instalments (the "Fixed Funding Costs for Deferred Instalments").

Fixed Funding Costs for Deferred Instalments means, when used in this Addendum No. 3, the Lenders’ costs of funding the relevant Deferred Instalments or any portion thereof in excess of the relevant reference rate such as EURIBOR, which will be notified by the Agent to the Borrowers latest on the Effective Date 2 in accordance with Clause 2.1.1 hereof. Following the Agent’s notification, the Borrowers shall advise the Agent in writing latest on the scheduled Repayment Date of the Relevant Tranche which is to be deferred in accordance with Clause 2.1.1 whether they agree to the amount of the Fixed Funding Costs For Deferred Instalments. The Fixed Funding Costs For Deferred Instalments shall be binding on the parties until the repayment of the relevant Deferred Instalment.

2.4.	Mandatory Prepayment

2.4.1.	In addition to the stipulations of Clause 9 of the Loan Agreement and to Clause 2.4.2 hereof, after (i) full repayment of the WC Facility to the satisfaction of the Lenders and after (ii) either (a) the commitment termination date under the WC Agreement has occurred or (b) the Borrowers have waived their rights for re-borrowing under Clause 9.2 of the WC Agreement, the Borrowers shall make a mandatory prepayment of twenty (20) percent of their annual earnings after tax (equalling the annual turnover less OPEX of the Vessels less debt service under the Loan Agreement less any taxes to be paid by the Relevant Borrowers and less ten (10) percent dividend payout in relation to the paid-in share-capital in case permitted pursuant to Clauses 2.7.5 and 2.7.6 hereof) in accordance with Clause 9 of the Loan Agreement, being due and payable on the 31st July of each year until the Borrowers comply again with the twelve-year repayment profile as described in Clause 8.2 of the Loan Agreement as amended by Clause 2.2.2 of the Addendum No. 1.

2.4.2.	Further, the Borrowers shall use the Excess Cash for mandatory prepayment of the Deferred Instalments in the proportion of such Deferred Instalments in relation to each other on the last day of the relevant current Interest Period in accordance with Clause 9 of the Loan Agreement, being due and payable on the last day of the relevant current Interest Period until the Deferred Instalments have been repaid in full. Any amounts so prepaid shall be applied in the inverse order of their maturity.

2.5.	Additional Equity

The Borrowers shall procure that from the Effective Date 1 each of the Borrowers is provided with additional equity and/or shareholder loans on terms and conditions acceptable to the Lenders and SACE in an aggregate amount of Euro five million (EUR 5,000,000.00) (the "Additional Equity").

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2.6.	Additional Security

In addition to the security provided for in Clause 12 of the Loan Agreement, the Borrowers have agreed to deliver additional security to the Lenders.

2.6.1.	The Borrowers shall either

2.6.1.1.	(i) credit a deposit of Euro ten million (EUR 10,000,000.00) (the "Deposit"), to a joint account held in the name of the Borrowers with the Agent (the "Deposit Account"), such Deposit to be funded from additional equity or fully subordinated shareholder loans provided to the Borrowers on terms and conditions acceptable to the Lenders and SACE, and (ii) pledge the Deposit Account in favour of the Lenders substantially in the form of New Exhibit 2 attached hereto (the “Pledge of Deposit Account"), or, alternatively,

2.6.1.2.	provide a stand-by letter of credit in an amount of Euro ten million (EUR 10,000,000.00) in form and substance satisfactory to, and issued by a bank accepted by, the Lenders and SACE (the "Letter of Credit" or the Pledge of Deposit Account, as the case may be, to be referred to as the "Additional Security").

2.7.	Undertakings

The Borrowers undertake to the Lenders

2.7.1.	To agree with the Manager on a deferral of the portion of the daily management fee for each of the Vessels exceeding United States Dollars seven hundred fifty (USD 750.00) per day per Vessel (the “Payable Management Fee”) until (i) the Borrowers have repaid the Deferred Instalments in full to the Lenders (ii) the payment of the Repayment Instalments and Interest Payment under the Loan Agreement and the WC Agreement falling due during the next twelve (12) Months is secured to the satisfaction of the Lenders and SACE and (iii) all financial covenants as stipulated in Clause 19.1 of the Loan Agreement and Clause 2.7.4 hereof are met. With the Agent's and SACE’s prior written consent and (i) in case all financial covenants as stipulated in Clause 19.1 of the Loan Agreement and Clause 2.7.4 hereof are met (ii) the payment of the Repayment Instalments and Interest Payment under the Loan Agreement and the WC Agreement falling due during the next twelve (12) Months is secured to the satisfaction of the Lenders and SACE and (iii) the Manager’s financial statements evidence to the satisfaction of the Lenders and SACE that the Manager incurred costs and expenditures exceeding the Payable Management Fee, the Borrowers are entitled to pay to the Manager such amounts necessary to reimburse the Manager for such costs and expenditures exceeding the Payable Management Fee up to a maximum amount of United States Dollars one thousand (USD 1,000.00) per day per Vessel, provided that after payment to the Manager of such amounts the Borrowers are not in breach of the financial covenants stipulated in Clause 19.1 of the Loan Agreement and Clause 2.7.4 hereof.

2.7.2.	To agree with the Agent as lender under the WC Agreement on a prolongation of the term of the WC Agreement until the Deferred Instalments have been repaid in full, latest by end of 2016.

2.7.3.	To establish a reporting tool satisfactory to the Agent to facilitate the compliance with the reporting obligations under the Loan Agreement.

2.7.4.	Financial Covenants

In addition to the stipulations of Clause 19.1 of the Loan Agreements the Borrowers undertake to the Lenders to procure that:

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2.7.4.1.	The Borrowers' debt service coverage ratio (the "Debt Service Coverage Ratio") shall be on a consolidated basis minimum one point one five (1.15) from 2012 to 2014, zero point eight (0.8) in 2015, one point one five (1.15) in 2016 and one point two five (1.25) from 2017 until the end of the Security Period.

Debt Service Coverage Ratio means the ratio of free and available EBITDA - meaning earnings before interest, tax, depreciation and amortisation - to debt service, the debt service consisting of Interest Payments and Repayment Instalments and interest due and payable under the WC Agreement without taking into account any mandatory prepayments in accordance with Clause 2.4.2 and without taking into account any Deferred Instalments.

2.7.4.2.	The Borrowers shall have a ratio of equity - including shareholder loans being satisfactory to the Agent and SACE - to total assets (the "Equity Ratio") of minimum twenty (20) percent per annum in 2012, of twenty five (25) percent in 2013 and of thirty (30) percent from 2014 until the end of the Security Period.

2.7.4.3.	The Borrowers' ratio of net debt - being the amount of liabilities due to banks less cash and cash equivalent (the "Net Debt") - to EBITDA shall be maximum eight point five (8.5) in the second half year of 2012, six point five (6.5) in 2013, four point five (4.5) in 2014, five point zero (5.0) in 2015, four point zero (4.0) in 2016 and three point five (3.5) from 2017 until the end of the Security Period.

2.7.4.4.	From 31st December, 2011 until the end of the Security Period the Borrowers shall further have on a consolidated basis during each calendar quarter an aggregate average of minimum Euro ten million (EUR 10,000,000.00) (the "Minimum Liquidity") free and available cash, calculated on the basis of the cash available at the end of each Month of the relevant calendar quarter, evidenced at the end of each calendar quarter to the satisfaction of the Agent, such Minimum Liquidity to be assessed without taking into account the Additional Security.

2.7.4.5.	The Borrowers' compliance with the financial covenants stipulated in Clause 2.7.4.1 to 2.7.4.3 above is to be

2.7.4.5.1.	semi annually determined on the basis of the consolidated financial statements of the Borrowers including the semi annual reports, balance sheets , profit and loss and cash flow statements, prepared in accordance with generally accepted international accounting standards or accounting standards according to the German Commercial Code (Handelsgesetzbuch), consistently applied, for the first time based on the financial statements issued for the financial year 2011, and

2.7.4.5.2.	annually confirmed by means of a compliance certificate to be issued by a chartered accountant accepted by the Agent and SACE.

2.7.5.	In addition to the stipulations of Clause 19.1.2.5 of the Loan Agreement and Clauses 18.3 and 19.1.2.5 of the WC Agreement the Borrowers shall not make any payments of whatsoever nature (regardless if repayment of or interest on shareholder loans, dividends, granting of company loans or other) to their shareholders or silent partners until (i) the Deferred Instalments have been repaid in full, (ii) the WC Facility has been repaid in full and (iii) the Borrowers have waived the possibility to defer further Repayment Instalments existing at that time.

2.7.6.	In case the conditions of Clause 2.7.5 hereof are fulfilled, the Borrowers may make payments to their shareholders or silent partners only in case all financial covenants as stipulated in Clause 19.1 of the Loan Agreement and Clause 2.7.4 hereof are met to the satisfaction of the Lenders.

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2.7.7.	Reporting

In addition to the stipulations of Clause 19.3.2 of the Loan Agreement the Borrowers undertake to the Lenders to deliver to the Agent

2.7.7.1.	monthly financial information - comprising, but not being limited to, cash and liquidity budgets for the following twelve (12) Months and cash flow statements of the Borrowers in consolidated form - not later than fifteen (15) days after the end of each calendar month,

2.7.7.2.	semi annually the profit and loss statements and balance sheets and in consolidated and unconsolidated form of the Borrowers, not later than ninety (90) days after the end of half of each financial year, in form and substance satisfactory to the Agent and the SACE,

2.7.7.3.	annual financial statements of the Borrowers not later than one hundred eighty (180) days after the end of each financial year,

2.7.7.4.	monthly information on the employment of the Vessels, e.g. charter contracts, charterer, term, agreed charter hire, and the charter hire received, including a statement if the agreed charter hire is covering OPEX and interest and repayment under the Loan Agreement and the WC Agreement, stating also (i) the break-even-rate per day and (ii) the amount of the income gap respectively the excess amount per day,

2.7.7.5.	at least semi-annually minimum two market surveys on AHTS vessels by notable analysts such as Fearnley's, Platou, Clarkson's Research, ODS Petrodata or Pareto.

2.8.	Event of Default

2.8.1.	In addition to the stipulations of Clause 22 of the Loan Agreement, it shall constitute an Event of Default if the Borrowers do not comply with the undertakings stipulated in Clause 2.7 hereof. The Borrowers have the possibility to remedy such Event of Default within thirty (30) days after notification by the Agent in this respect by the provision of additional equity and/or fully subordinated shareholder loans in terms and conditions satisfactory to the Lenders and the SACE.

2.9.	Sale of Vessels

2.9.1.	The Borrowers intend to sell two (2) of the Vessels by mid and end of 2012, respectively, and, accordingly, undertake to the Lenders to sell one Vessel by 30th June, 2012 and one Vessel by 31st December, 2012 in case the sale is economically reasonable for the Borrowers and/or the sale generates additional liquidity for the remaining Borrowers.

2.9.2.	The proceeds of such sale of the relevant Vessels shall be used for the repayment of all the Relevant Tranches, the relevant Tranches CF, the Swap Exposure corresponding to the sold Vessel(s) including the relevant Deferred Instalments, if any, and the Ongoing Guarantee Fee with respect to the sold Vessel.

2.9.3.	Any additional liquidity up to an amount of Euro ten million (EUR 10,000,000.00) in aggregate resulting from the sale of one or both Vessels shall be used to increase the Excess Cash in accordance with Clause 2.2.1 hereof.

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2.9.4.	The Additional Security shall be released in case the sale and delivery of one or both vessels by 31st December, 2012 by the Borrowers has generated in the aggregate additional liquidity of a minimum amount of at least Euro ten million (EUR 10,000,000.00) (the "Sufficient Proceeds") after deduction of costs and repayment of the Relevant Tranche, the relevant Tranches CF, the Swap Exposure corresponding to the sold Vessel(s) including the relevant Deferred Instalments, if any, and the Ongoing Guarantee Fee with respect to the sold Vessel.

2.9.5.	In case the sale of one or both Vessels by 31st December, 2012 has not generated Sufficient Proceeds, the Additional Security shall be realised and the proceeds applied in the proportion of the deferrals in relation to each other to increase the Borrowers' consolidated cash to increase the Excess Cash in accordance with Clause 2.2.1 hereof.

2.9.6.	In case no Vessel has been sold by the Borrowers by 30th June, 2012 and delivered by 30th July, 2012, the Lenders are entitled to realise the Additional Security. The proceeds of such realisation shall be applied in the proportion of the Deferred Instalments in relation to each other to increase the Borrowers' consolidated cash. The Excess Cash is to be calculated in accordance with Clause 2.2.1 hereof only after the proceeds of such realisation have been applied to increase the Borrowers' consolidated cash.

2.9.7.	In case that after realization of the Additional Security the sale of one or two Vessels generates Sufficient Proceeds and in case all financial covenants as stipulated in Clause 19.1 of the Loan Agreement and Clause 2.7.4 hereof are met, the Sufficient Proceeds shall be used in an amount of Euro ten million (EUR 10,000,000.00) to repay the equity or shareholder loan(s) given as Deposit or to repay the grantor of the Letter of Credit, as the case may be.

2.10.	Basel III

For the avoidance of doubt, the implementation of Basel III shall constitute a "law, regulation, treaty or official directive (whether or not having the force of law) or the interpretation thereof" in the meaning of Clause 15.1.1 of the Loan Agreement, whereby "Basel III" means the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision on 16th December, 2010, each as amended, supplemented or restated from time to time.

3.	EFFECTIVENESS

3.1.	This Addendum No. 3 shall become effective on the date hereof (the "Effective Date 1") except for Clause 2.1 hereof, provided, however, the Effective Date 1 is on or before 31st January, 2012. In case the Effective Date 1 has not occurred until 1st February, 2012, this Addendum No. 3, with the exception of Clauses 4 and 5, shall not become effective.

3.2.	Clause 2.1 hereof shall become effective on the day on which the Lenders confirm in writing to the Borrowers that the following conditions have been fulfilled to the satisfaction of the Lenders (the "Effective Date 2") provided, however, the conditions have been fulfilled on or before 11th May, 2012:

3.2.1.	The Additional Equity has been made available to the Borrowers.

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3.2.2.	The Additional Security has been granted to the Lenders.

3.2.3.	The pledge of the Excess Cash Account in favour of the Lenders has been duly executed by the Borrowers.

3.2.4.	The Borrowers have agreed with the Agent to the satisfaction of the Lenders on the terms of a prolongation of the term of the WC Agreement until all Deferred Instalments have been repaid in full according to Clause 2.7.2 hereof.

3.2.5.	The Borrowers have evidenced to the satisfaction of the Lenders that they have agreed with the Manager about a deferral of the management fee according to Clause 2.7.1 hereof.

3.2.6.	An amendment to the SACE Guarantee (the "SACE Guarantee Amendment") in form and substance satisfactory to the Lenders has been signed by all parties thereto and has become effective.

3.2.7.	A legal opinion in form and substance satisfactory to the Agent with respect to the legality, validity and enforceability of the SACE Guarantee Amendment.

In case the conditions listed in Clause 3.2 hereof have not been fulfilled to the satisfaction of the Lenders on or before 11th May, 2012, Clause 2.1 shall not become effective.

4.	FEE

The Borrowers shall pay to the Lender a non-refundable fee of Euro one hundred thousand (EUR 100,000.00) per Vessel.

Such fee shall be due and payable as follows:

4.1.	Euro twenty thousand (EUR 20,000.00) per Vessel on the Effective Date 1, and

4.2.	Euro twenty thousand (EUR 20,000.00) per Vessel quarterly on the end of each calendar quarter in 2012.

5.	COSTS AND EXPENSES

All costs and expenses of the Lenders, in case of external services engaged in connection with this Addendum No. 3 upon presentation of a copy of the relevant invoice, incurred under or in connection with this Addendum No. 3 shall be borne by the Borrowers including without limitation expenses for external attorneys or other persons commissioned by any of the parties hereto for any action required by it under or in connection with this Addendum No. 3 and expenses incurred by any of the parties hereto in connection with the preparation, execution and carrying out of this Addendum No. 3 (including any stamp, documentary, registration or other like duties and Taxes, fees and charges), translations and legal opinions (if any).

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6.	SEVERABILITY

In the event that this Addendum No. 3 or any provision thereof or any of the documents or instruments which may from time to time be delivered hereunder or any provision thereof shall be deemed invalid by present or future law of any nation or by decision of any court this shall not affect the validity of this Addendum No. 3, such documents and instruments as a whole and in such case the parties shall execute and deliver such other and further agreements and/or documents and/or instruments and such things as the Lenders in their sole discretion may deem to be necessary to carry out the original intent of the parties to this Addendum No. 3.

7.	CONTINUING VALIDITY OF THE LOAN AGREEMENT

Save as amended by this Addendum No. 3 and such further instruments and documents as shall be necessary to give effect to the terms of this Addendum No. 3, the Loan Agreement shall remain unaltered and in full force and effect. In case of conflicts between the provisions of the Loan Agreement and this Addendum No. 3, the provisions of this Addendum No. 3 shall prevail.

8.	APPLICABLE LAW AND JURISDICTION

The terms and conditions set out in this Addendum No. 3 shall be governed by and construed in accordance with German law and the Borrowers submits to the jurisdiction of the courts of Hannover, Germany. However, the Lenders reserve the right to choose as place of jurisdiction any place where any of the Borrowers has any assets or any place of business.

IN WITNESS WHEREOF the parties hereto have caused this Addendum No. 3 to be signed by their duly authorized attorneys the day and year first above written.

THE LENDERS:

SIGNED by		)
Inga Boysen	and	)
Regina Schulz		)
for and on behalf of		)
NORDDEUTSCHE LANDESBANK		)
GIROZENTRALE		)	/s/ Inga Boysen and /s/Regina Schulz

THE BORROWERS

SIGNED by		)
Dr. Niels Hartmann		)
for and on behalf of		)	/s/ Dr. Niels Hartmann

ATL OFFSHORE GMBH & CO. MS "JUIST" KG

ATL OFFSHORE GMBH & CO. MS "NORDERNEY" KG

ATL OFFSHORE GMBH & CO. "ISLE OF BALTRUM" KG

ATL OFFSHORE GMBH & CO. "ISLE OF LANGEOOG" KG

ATL OFFSHORE GMBH & CO. "ISLE OF AMRUM" KG

ATL OFFSHORE GMBH & CO. "ISLE OF SYLT" KG

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ATL OFFSHORE GMBH & CO. "ISLE OF WANGEROOGE" KG

ATL OFFSHORE GMBH & CO. "ISLE OF NEUWERK" KG

ATL OFFSHORE GMBH & CO. "ISLE OF USEDOM" KG

ATL OFFSHORE GMBH & CO. "ISLE OF FEHMARN " KG

ATL OFFSHORE GMBH & CO. "ISLE OF MEMMERT" KG

ATL OFFSHORE GMBH & CO. "ISLE OF MELLUM" KG

ACKNOWLEDGEMENT

We hereby confirm to have full knowledge of this Addendum No. 3 and to agree to its contents and to the deferral of the management fee as described in Clause 2.7.1 hereof

The Manager

Signed by	)
Heiko Dirks	)
HARTMANN OFFSHORE GMBH & CO. KG	)	/s/ Heiko Dirks

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SCHEDULES AND EXHIBITS

Schedule 1	List of Lenders and Participation

New Exhibit 1	Form of Pledge of Excess Cash Account

New Exhibit 2	Form of Pledge of Deposit Account

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SCHEDULE 1

List of Lenders and Participation

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